SCHEDULE 14A INFORMATION

           Proxy Statement Pursuant to Section 14(a) of the Securities
                              Exchange Act of 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [_]
Check the appropriate box:
[_]   Preliminary Proxy Statement
[_]   Confidential, for Use of the
      Commission only (as permitted by Rule 14a-6(e)(2))
[X]   Definitive Proxy Statement
[_]   Definitive Additional Materials
[_]   Soliciting Material Pursuant toss.240.14a-12

                           The Phoenix Companies, Inc.
-------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


-------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant) Payment of Filing Fee (Check the appropriate box):
[X] No fee required.
[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

      (1) Title of each class of securities to which transaction applies:

      (2) Aggregate number of securities to which transaction applies:

      (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

      (4) Proposed maximum aggregate value of transaction:

      (5) Total fee paid:

[_] Fee paid previously with preliminary materials.
[_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      (1) Amount Previously Paid:

      (2) Form, Schedule or Registration Statement No.:

      (3) Filing Party:

      (4) Date Filed:

[GRAPHIC OMITTED][GRAPHIC OMITTED]



                                                                  April 1, 2002





Dear Shareholder:

     You are cordially invited to attend the Annual Meeting of Shareholders to be held on Wednesday, May 15, 2002 at 3:00 p.m. at One American Row, Hartford, Connecticut.

     The notice of annual meeting and proxy statement accompanying this letter provide an outline of the business to be conducted at the meeting. At the meeting, I will also report on the progress of the Company during the past year and answer shareholders' questions.

     It is important that your shares be represented at the annual meeting. If you are unable to attend the meeting in person, I urge you to complete, date and sign the enclosed proxy card and promptly return it in the envelope provided or vote by proxy using the telephone or through the Internet as promptly as possible. Your vote is important.



                                 Yours truly,

                                 [GRAPHIC OMITTED][GRAPHIC OMITTED]
                                 Robert W. Fiondella
                                 Chairman of the Board & Chief Executive Officer

                           THE PHOENIX COMPANIES, INC.

                                One American Row
                           Hartford, Connecticut 06115


                            --------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                             To Be Held May 15, 2002



To the Shareholders of
THE PHOENIX COMPANIES, INC.


     NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of THE PHOENIX COMPANIES, INC. will be held at One American Row, Hartford, Connecticut 06115, on Wednesday, May 15, 2002 at 3:00 p.m. Eastern Standard Time, for the purpose of considering and acting upon the following matters:

     1.   to  elect  directors  to  serve  until  the  next  Annual  Meeting  of
          Shareholders   and  until  their   successors  are  duly  elected  and
          qualified;

     2.   to ratify the appointment of independent accountants; and

     3. to consider and act upon such other business as may properly come before the meeting or any adjournments thereof.

     Shareholders of record as of the close of business on March 22, 2002 are entitled to notice of, and to vote at, the meeting. The transfer books will not be closed. For ten days prior to the meeting, a list of shareholders entitled to vote at the meeting will be open during ordinary business hours to the examination of any shareholder, for any purpose germane to the meeting, at the offices of The Phoenix Companies, Inc., One American Row, Hartford, Connecticut 06115. Shareholders who do not expect to attend the meeting in person are urged to execute and return the accompanying proxy in the envelope enclosed, or to vote via the telephone or Internet.

                                            By order of the Board of Directors

                                            [GRAPHIC OMITTED][GRAPHIC OMITTED]

                                            John H. Beers
                                            Secretary

Hartford, Connecticut
April 1, 2002

                                 PROXY STATEMENT

                           THE PHOENIX COMPANIES, INC.
                         ANNUAL MEETING OF SHAREHOLDERS
                                  May 15, 2002



                                VOTING PROCEDURES


General Information

     This proxy statement is being furnished to the shareholders of The Phoenix Companies, Inc., a Delaware corporation (the "Company"), One American Row, Hartford, Connecticut 06115, in connection with the solicitation of proxies by its Board of Directors for use at the Annual Meeting of Shareholders to be held on Wednesday, May 15, 2002 and at any adjournments thereof (the "Annual Meeting"). The approximate date on which this proxy statement and the accompanying proxy are first being sent to shareholders is April 1, 2002.

Voting Rights

     Only shareholders of record on March 22, 2002 (the "Record Date") are entitled to notice of, and to vote at, the Annual Meeting. As of the Record Date, there were 100,228,629 shares of the Company's common stock (the "Common Stock") outstanding. Each shareholder is entitled to one vote for each share of Common Stock registered in that person's name as of the Record Date.

     A plurality of the votes validly cast is required for the election of directors. Approval of each of the other matters that is before the meeting will require the affirmative vote of the holders of a majority of the shares represented at the meeting and voting on the matter. No votes may be taken at the meeting, other than a vote to adjourn, unless a quorum has been constituted consisting of the representation of one-third of the outstanding shares as of the Record Date. Proxies marked as abstaining and proxies containing broker non-votes on any matter to be acted upon by shareholders will be treated as present at the meeting for the purpose of determining a quorum. Broker non-votes and abstentions as to particular matters will not, however, be counted as shares voting on such matters. Votes will be tabulated under the supervision of persons designated by the Board of Directors as inspectors.

Voting of Proxies

     Your proxy in the form enclosed is solicited by the Board of Directors of the Company for use at the Annual Meeting and all valid proxies will be voted. Except as noted above or to the extent that contrary instructions are given by shareholders in the places provided in the proxy, it is the intention of the persons named in the proxy to vote "for" each of the nominees for the Board of Directors and "for" each of the other proposals set forth in the notice of meeting. A proxy may be revoked at any time prior to its use. Such revocation may be made in person at the Annual Meeting, by a notice in writing delivered to the Secretary of the Company or by a proxy bearing a later date.

     Subject to the limitations described below, shareholders may vote by proxy as follows: (i) by using the accompanying proxy card; (ii) by telephone; or
(iii) through the Internet. When voting using any of these methods, as to the election of directors, you may (a) vote for all of the director nominees as a group, (b) vote for all of the director nominees as a group, except those nominees whose names you specify, or (c) withhold your vote from all nominees as a group. As to each other proposal, you may vote "for" or "against" the item or "abstain" from voting. If you properly vote by proxy by any of these methods but do not specify any choices, you will thereby confer authority upon the persons named as proxies to vote your shares in their discretion. A proxy also confers discretionary authority on these individuals to vote your shares of Common Stock on any matter that was not known on the date of this proxy statement but is properly presented at the Annual Meeting, including voting on the nomination or election of any substitute nominees selected by the Board of Directors in the event any nominees are unable or decline to serve.

     The expense of proxy solicitation will be borne by the Company. Depending upon the response to the initial solicitation, proxies may be solicited in person or by mail, telephone, electronic mail or facsimile by officers or regular employees of the Company. Georgeson Shareholder Communications Inc. has been retained by the Company to assist in any such solicitation at a total estimated cost of $5,500, plus reimbursement of certain out-of-pocket expenses. The Company will also reimburse banks, brokers and other nominees for providing proxy materials to beneficial owners.

Voting by Proxy Card

     Any shareholder holding shares as of the Record Date may vote by proxy by using the accompanying proxy card. When you return a proxy card that is properly signed and completed, the shares of Common Stock represented by the proxy will be voted as you specify on the proxy card.

Voting by Telephone or through the Internet

     If you are a registered shareholder (that is, you own Common Stock in your own name and not through a broker, nominee or in some other "street name" capacity), you may vote by proxy via the telephone or Internet. Please see the accompanying proxy card for instructions on how to access the telephone and Internet voting systems. If you hold shares of Common Stock in "street name", your broker or other nominee will advise you whether you may vote by telephone or through the Internet.

Voting Shares held in Company Plans

     Shares of Common Stock held in The Phoenix Companies, Inc. Savings and Investment Plan, The Phoenix Companies, Inc. Agent Savings and Investment Plan and The Phoenix Companies, Inc. Agent Pension Plan are held of record and are voted by the respective trustees of these plans. Participants in these plans may direct the respective trustees as to how to vote shares allocated to their accounts by voting in the manner specified by such trustees. The trustees of these plans will vote shares as to which they have not received direction as may be specified by the trustees and the applicable plan.

                                      * * *

     Your vote is important and the Board of Directors urges you to exercise your right to vote. Whether or not you plan to attend the Annual Meeting, you can assure that your shares are voted properly by returning the enclosed proxy card or by voting by proxy using the telephone or through the Internet.

                            OWNERSHIP OF COMMON STOCK

Directors and Executive Officers

     On June 25, 2001, Phoenix Home Life Mutual Insurance Company ("Phoenix Life") demutualized, becoming a subsidiary of the Company. Under New York Insurance Law, all officers and directors of the Company, as well as certain of their family members, are prohibited until June 25, 2003, the second anniversary of Phoenix Life's demutualization, from acquiring shares of Common Stock, other than any they may have acquired as a result of the demutualization. All shares whose ownership is reflected in the chart below were acquired in the demutualization as compensation for eligible policyholders.

     The following table shows with respect to each director and nominee for director of the Company, each of the five executive officers of the Company named in the Summary Compensation Table, which appears later in this proxy statement, and all directors and executive officers as a group, being 35 in number: (i) the total number of shares of Common Stock beneficially owned as of March 22, 2002; and (ii) the percent of the Common Stock so owned as of that date. Unless otherwise indicated in a footnote, each person listed in the table possesses sole voting and investment power with respect to their shares.

                                                                   Shares
Name                                                            Beneficially               Percent of
of Beneficial Owner                                                Owned                  Common Stock
---------------------------------                           ---------------------     ---------------------

Sal H. Alfiero                                                        53                       *
J. Carter Bacot                                                      190                       *
Peter C. Browning                                                     70(1)                    *
Arthur P. Byrne                                                       29                       *
Sanford Cloud, Jr.                                                     0                       *
Richard N. Cooper                                                     71                       *
Gordon J. Davis                                                       18                       *
Robert W. Fiondella                                                   67(2)                    *
Ann Maynard Gray                                                       0                       *
John E. Haire                                                         19                       *
Jerry J. Jasinowski                                                   47                       *
Thomas S. Johnson                                                     44                       *
John W. Johnstone, Jr.                                             1,599(3)                    *
Marilyn E. LaMarche                                                  130                       *
Philip R. McLoughlin                                                  27                       *
David W. Searfoss                                                      0                       *
Simon Y. Tan                                                          45                       *
Robert F. Vizza                                                       78(4)                    *
Robert G. Wilson                                                       0                       *
Dona D. Young                                                        626(5)                    *
All directors and executive officers as a group                    4,959(6)                    *
      (35 persons)

-------------------------------------

* Less than one percent.

(1) Includes 29 shares of Common Stock held by Mr. Browning's adult son with respect to which Mr. Browning disclaims beneficial ownership.

(2)  Includes 18 shares of Common Stock held by Mr. Fiondella's wife.

(3) Includes 1,552 shares of Common Stock held by a trust of which Mr. Johnstone's wife is a co-trustee and with respect to which he disclaims beneficial ownership.

(4)  Includes 18 shares of Common Stock held by Dr. Vizza's wife.

(5) Includes (a) 556 shares of Common Stock held by a trust of which Mrs. Young is the sole trustee and (b) 18 shares of Common Stock held by a trust of which Mrs. Young's husband is a trustee and with respect to which she disclaims beneficial ownership.

(6) Includes 1,599 shares of Common Stock with respect to which beneficial ownership is disclaimed.

Five Percent Shareholders

     State Farm Mutual Insurance Company ("State Farm") acquired 5,145,000 shares of Common Stock in the Company's initial public offering ("IPO") in June 2001, which then represented approximately 4.9 percent of the outstanding Common Stock. In a filing made with the Securities and Exchange Commission ("SEC") in 2002, State Farm certified that such shares were acquired in the ordinary course of business and not for purpose of changing or influencing the control of the Company. While the number of shares of Common Stock owned by State Farm has not changed since the IPO, the percentage of shares outstanding represented by State Farm's ownership has increased. This is due to the reduction in total shares outstanding as a result of the Company's repurchase program, which commenced, with the approval of the State of New York Insurance Department, in September 2001. As of March 22, 2002, as a result of the Company's repurchase of shares, State Farm's ownership percentage had increased to approximately 5.1 percent.

                                                                Amount and Nature             Percent of
                                                                  of Beneficial                 Common
Name and Address of Beneficial Owner                                Ownership (1) (2)            Stock (1)
------------------------------------                                ---------                    -----
State Farm Mutual Automobile Insurance Company                   5,145,000 shares                5.0 %
One State Farm Plaza
Bloomington, IL  61710
---------------------------

(1)  As of December 31, 2001.
(2)  Direct beneficial ownership.

Standstill Agreement. Pursuant to this agreement, State Farm agreed, for a period ending June 25, 2006, subject to certain enumerated exceptions, that, without the prior approval of the State of New York Insurance Department, it would not, directly or indirectly, acquire, offer to acquire or agree to acquire any shares of Common Stock if, following such acquisitions, it would beneficially own more than 4.9 percent of the outstanding shares of such stock.

Shareholder's Agreement. State Farm and the Company entered into this agreement as of June 19, 2001. Unless this agreement is terminated by agreement of the Company and State Farm or any of certain related agreements are terminated or breached, this agreement will remain in effect for as long as State Farm and its affiliates own at least 4.9 percent of the outstanding shares of Common Stock. Among other things, this agreement provides for:

     o the attendance of a representative of State Farm at certain of the Company's board and board planning committee meetings, other than executive sessions; and

     o the appointment of one or more representatives of State Farm to an advisory committee established by the Company to advise the management of the Company's subsidiary, Phoenix Investment Partners, Ltd., in connection with such subsidiary's business and operations, which is focused on investment management.


                                   PROPOSAL 1

                              ELECTION OF DIRECTORS

     The Board of Directors consists of three classes of directors: one class to hold office for a term expiring at the Annual Meeting of Shareholders being held on May 15, 2002; another class to hold office for a term expiring at the Annual Meeting of Shareholders being held in 2003; and another class to hold office for a term expiring at the Annual Meeting of Shareholders being held in 2004. The members of each class hold office until their respective successors are duly elected and qualified. At each Annual Meeting of Shareholders of the Company, the successors to the class of directors whose term expires at the meeting shall be elected to hold office for a term expiring at the Annual Meeting of Shareholders held in the third year following their election.

     At the Annual Meeting on May 15, 2002, six directors are to be elected to hold office until the 2005 Annual Meeting of Shareholders and until their successors are duly elected and qualified. All of the nominees are presently directors of the Company. The affirmative vote of the holders of a plurality of the shares of Common Stock represented in person or by proxy at the Annual Meeting is required to elect directors. It is intended that, in the absence of contrary specifications, votes will be cast pursuant to the enclosed proxy for the election of such nominees. Should any of the nominees become unable or unwilling to accept nomination or election, it is intended, in the absence of contrary specifications, that the proxies will be voted for the balance of those named and for a substitute nominee or nominees. However, the Company now knows of no reason to anticipate such an occurrence. All of the nominees have consented to be named as nominees and to serve as directors if elected.

The following persons are nominees for election as directors of the Company for terms to expire in 2005; the Board of Directors recommends that shareholders vote FOR each of them:

    Sal H. Alfiero, age 64(1), has been a director of the Company since 2000 and a director of Phoenix Life since 1988. He is currently Chairman and Chief Executive Officer of Protective Industries, LLC, a position he has held since May 2001. Mr. Alfiero previously served as Chairman and Chief Executive Officer of Mark IV Industries, Inc., positions he had held since 1969.

     Richard N. Cooper, age 67, has been a director of the Company since 2000 and a director of Phoenix Life since 1982. He is currently Maurits C. Boas Professor of International Economics for Harvard University, a position he has held since 1981. While on leave from Harvard, Mr. Cooper served as Chairman of the National Intelligence Council from 1995 to 1997. Mr. Cooper is a director of Circuit City Stores, Inc.

     John E. Haire, age 49, has been a director of the Company since 2000 and a director of Phoenix Life since 1999. He is currently an Executive Vice President of Time, Inc. From 1999 until June 2001, he served as President of The Fortune Group. Prior to that, Mr. Haire had served as publisher of TIME Magazine since 1993.

     Thomas S. Johnson, age 61, has been a director of the Company and of Phoenix Life since 2000. He has been Chairman and Chief Executive Officer of GreenPoint Financial Corporation since 1993. He served as President and director of Manufacturers Hanover Trust Company and Manufacturers Hanover Corp. from 1989 to 1991. Mr. Johnson is a director of R.R. Donnelly & Sons Company, Alleghany Corporation and Online Resources Corp.

     Marilyn E. LaMarche, age 67, has been a director of the Company since 2000 and a director of Phoenix Life since 1989. She has been a Limited Managing Director in the New York investment banking firm of Lazard Freres & Co. LLC since 1983, where she was a General Partner from 1987 to 1995 and a Senior Vice President from 1983 to 1987.

     Philip R. McLoughlin, age 55, has been a director of the Company since 2000 and a director of Phoenix Life since 1994. He has been Executive Vice President of Phoenix Life since 1988 and Chairman and Chief Executive Officer of Phoenix Investment Partners, Ltd. ("PXP") since 1995. Mr. McLoughlin is also a director/trustee of the following registered investment companies:
Phoenix-Engemann Funds; Phoenix-Euclid Market Neutral Fund; Phoenix-Zweig Trust; Duff & Phelps Utility and Corporate Bond Trust Inc.; and Duff & Phelps Utilities Tax-Free Income Inc. He also is a director/trustee of The Phoenix Funds complex, which consists of eleven registered investment companies, and of The Phoenix Institutional Funds, which consists of two registered investment companies. He also serves as a director of PXRE Group Ltd.

The following directors, whose terms expire in 2003, will continue to serve as directors:

     J. Carter Bacot, age 69, has been a director of the Company since 2000 and a director of Phoenix Life since 1974. He retired as the Chairman and Chief Executive Officer of The Bank of New York and of The Bank of New York Company, positions he had held since 1982, but has continued to serve as a director of both. Mr. Bacot is also a director of Foot Locker, Inc. and, since 2001, has served as its Chairman of the Board.

     Peter C. Browning, age 60, has been a director of the Company and of Phoenix Life since 2000. He previously served as a director of Phoenix Life from 1989 to 1999. He is currently Dean of the McColl School of Business. Previously, he served as President and Chief Executive Officer of Sonoco Products Company from 1998 to 2000; as President and Chief Operating Officer of Sonoco Products Company from 1996 to 1998, and as Executive Vice President of Sonoco Products Company from 1993 to 1996. Mr. Browning is also a director of Lowe's Companies, Inc., Wachovia Corporation and Acuity Brands, Inc. and Chairman of the Board of Nucor Corporation.

     Sanford Cloud, Jr., age 57, has been a director of the Company and of Phoenix Life since August 2001. He has been President and Chief Executive Officer of The National Conference for Community and Justice since 1994. Prior to that, he was a partner at the law firm of Robinson & Cole from 1993 until 1994, a Vice President at the Aetna Foundation from 1986 until 1992, and a Connecticut State Senator from 1977 until 1980. Mr. Cloud is currently a director of Tenet Healthcare Corp., a member of the board of trustees of Northeast Utilities and Chairman of IronBridge Mezzanine Fund, L.P.

     Gordon J. Davis, Esq., age 60, has been a director of the Company since 2000 and a director of Phoenix Life since 1986. He is currently a partner at the law firm of LeBoeuf, Lamb, Greene & MacRae, L.L.P., a position he previously held from 1994 to January 2001. From January to November 2001 he served as President of Lincoln Center for the Performing Arts. Mr. Davis is also a director of Consolidated Edison of New York, Inc. and of 20 registered investment companies within the Dreyfus family of funds.

     Jerry J. Jasinowski, age 63, has been a director of the Company since 2000 and a director of Phoenix Life since 1995. He has been president of the National Association of Manufacturers since 1990. Mr. Jasinowski is a director of Harsco Corporation.

     John W. Johnstone, Jr., age 69, has been a director of the Company since 2000 and a director of Phoenix Life since 1986. He served as Chairman and Chief Executive Officer of Olin Corporation from 1986 until his retirement in 1996. Mr. Johnstone is a director of Fortune Brands, Inc., McDermott International and Arch Chemicals, Inc.

The following directors, whose terms expire in 2004, will continue to serve as directors:

     Arthur P. Byrne, age 56, has been a director of the Company since 2000 and a director of Phoenix Life since 1997. He has served as President, Chief Executive Officer and Chairman of The Wiremold Company since 1991.

     Robert W. Fiondella, age 59, has been Chairman and Chief Executive Officer of the Company since 2000 and Chairman and Chief Executive Officer of Phoenix Life since 1994. He served as President of Phoenix Life from 1987 until February 2000; as Principal Operating Officer of Phoenix Life from 1992 to 1994; and as Chief Operating Officer of Phoenix Life from 1989 to 1992. He has been a director of Phoenix Life since 1987. Mr. Fiondella is also a director of PXRE Group Ltd. and Hilb, Rogal and Hamilton Company.

     Ann Maynard Gray, age 56, has been a director of the Company and of Phoenix Life since February 2002. She previously served as President of the Diversified Publishing Group of Capital Cities/ABC, Inc. from 1991 to 1999. Ms. Gray is also a director of Duke Energy Corporation and Elan Corporation PLC and a trustee for J.P. Morgan Funds.

     Robert F. Vizza, age 68, has been a director of the Company since 2000 and a director of Phoenix Life since 1991. He is currently the president of the Lustgarten Foundation for Pancreatic Cancer Research and the Dolan Foundations. In 1998, he retired as the President and Chief Executive Officer of St. Francis Hospital-Mercy Corporation. He had been the President and Chief Executive Officer of St. Francis Hospital since 1985 and stayed on as President and Chief Executive Officer of the holding company, St. Francis-Mercy Corporation, in 1995, when St. Francis Hospital acquired Mercy Corporation. Dr. Vizza is a director of GreenPoint Financial Corp.

     Robert G. Wilson, age 68, has been a director of the Company since 2000 and a director of Phoenix Life since 1976. He was Chairman of QuoteShip.com from 1999 to 2000, and stayed on as a consultant to Logistics.com after QuoteShip.com was merged into Logistics.com in 2000. He was the Chief Executive Officer and Chairman of, and currently serves as a consultant to, LendingTree.com. Mr. Wilson is a former general partner of Goldman Sachs & Co. and former President of Goldman Sachs International Corporation.

     Dona D. Young, age 48, has been President and a director of the Company since 2000 and its Chief Operating Officer since February 2001. She has been a director of Phoenix Life since 1998, its President since 2000 and its Chief Operating Officer since February 2001. Mrs. Young was Executive Vice President, Individual Insurance and General Counsel of Phoenix Life from 1994 to 2000 and Senior Vice President and General Counsel from 1989 through 1994. Mrs. Young also serves as a director of Sonoco Products Company, Wachovia Corporation and Foot Locker, Inc., and as a director/trustee of Phoenix Edge Series Fund.
--------
(1) All ages are as of April 1, 2002.


                             THE BOARD OF DIRECTORS

     The business and affairs of the Company are managed under the direction of the Board of Directors. The Board has responsibility for establishing broad corporate policies and for overseeing the overall performance of the Company. The Board is not involved, however, in day-to-day operating details. Members of the Board are kept informed of the Company's business by various reports and documents sent to them, as well as by reports presented at meetings of the Board and its committees. During 2001, the Board of Directors met 11 times. No directors attended fewer than 75 percent of the aggregate number of regularly scheduled meetings of the Board of Directors and the committees on which he or she served. Due to the numerous issues presented by Phoenix Life's demutualization and by the Company's initial public offering and its debt offering, however, the Company had to call many special meetings on short notice. As a consequence, in 2001 two directors attended fewer than 75 percent of the aggregate number of meetings of the Board of Directors and the committees on which they served: Messrs. Byrne and Cooper.

     There are currently six committees of the Board of Directors that perform essential functions of the Board. Three of these are standing committees: the Executive Committee, the Audit Committee and the Compensation Committee. From time to time, in its discretion, the Board may form other committees. Currently, such other committees include the Nominating and Governance Committee, the Shareholder and External Affairs Committee, and the Finance Committee. The responsibilities of the committees are summarized below. Only directors who are not current or former employees of the Company or its affiliates may be members of the Audit Committee or the Compensation Committee. Members of such committees must also meet certain other independence tests including, in the case of the Audit Committee, those of the New York Stock Exchange.

The Executive Committee

     The Executive Committee, except as otherwise provided in the Company's amended and restated certificate of incorporation, has and may exercise the powers and authority of the Board of Directors in the management of the Company's property, affairs and business, including the power to declare dividends, in the intervals between meetings of the Board of Directors.

     The Executive  Committee  currently  consists of the following six members:
Robert W. Fiondella, Chairperson, Sal H. Alfiero, J. Carter Bacot, John W. Johnstone, Jr., Robert F. Vizza, and Robert G. Wilson. It met one time during 2001.

The Audit Committee

     The Audit Committee, except as otherwise provided in any resolution of the Board of Directors, has and may exercise the authority of the Board of Directors to: recommend to the Board of Directors the selection of the Company's independent certified public accountants; review the scope, plans and results relating to the Company's internal and external audits and financial statements; review the Company's financial condition; review the quality and integrity of the Company's financial reporting processes and procedures; review the Company's significant business and financial risks and exposures and evaluate the adequacy of the Company's internal controls in connection with such risks and exposures, including, but not limited to, accounting and audit controls over cash, securities, receipts, disbursements and other financial transactions; and review the Company's policies on ethical business conduct and monitor its compliance with those policies.

     The Audit Committee currently consists of the following eight independent members: Robert F. Vizza, Chairperson, J. Carter Bacot, Peter C. Browning, Arthur P. Byrne, Ann Maynard Gray, John E. Haire, Thomas S. Johnson, Jr., and Robert G. Wilson. It met five times during 2001.

The Compensation Committee

     The Compensation Committee, except as otherwise provided in any resolution of the Board of Directors, has and may exercise all the authority of the Board of Directors with respect to compensation, benefits and personnel administration of the Company's employees, including: nominating persons for election or appointment as officers of the Company; evaluating the performance and recommending to the Board of Directors the compensation, if any, of such officers; recommending to the Board of Directors, at its discretion, any plan to issue options for the purchase of shares of Common Stock to the Company's directors, officers or employees and those of its subsidiaries; and administering the Company's long-term incentive plan for senior executives.

     The Compensation Committee currently consists of the following seven independent members: John W. Johnstone, Jr., Chairperson, Sal H. Alfiero, J. Carter Bacot, Peter C. Browning, Arthur P. Byrne, John E. Haire, and Jerry J. Jasinowski. It met four times during 2001.

The Nominating and Corporate Governance Committee

     The Nominating and Corporate Governance Committee, except as otherwise provided in any resolution of the Board of Directors, has and may exercise the power to assist the Board of Directors by: presenting qualified candidates to the Board for election as directors; reviewing the committee structure of the Board; and making recommendations to the Board with respect to matters of corporate governance.

     The Nominating and Corporate Governance Committee currently consists of the following five members: Jerry J. Jasinowski, Chairperson, J. Carter Bacot, John
W. Johnstone, Jr., Marilyn E. LaMarche, and Robert F. Vizza. It met three times during 2001.

The Shareholder and External Affairs Committee

     The Shareholder and External Affairs Committee, except as otherwise provided in any resolution of the Board of Directors, has and may exercise the authority of the Board of Directors with respect to matters relating to the interests of the Company's shareholders or the Company's relationships to the community at large, including: charitable contributions; government affairs and public relations; and employee voluntary participation in community affairs and philanthropic programs.

     The Shareholder and External Affairs Committee currently consists of the following 11 members: Robert G. Wilson, Chairperson, Sanford Cloud, Jr., Richard
N. Cooper, Gordon J. Davis, Robert W. Fiondella, Ann Maynard Gray, Thomas S. Johnson, Marilyn E. LaMarche, Philip R. McLoughlin, Robert F. Vizza, and Dona D. Young. It met three times during 2001.

The Finance Committee

     The Finance Committee, except as otherwise provided in any resolution of the Board of Directors, has and may exercise the authority of the Board of Directors with respect to the Company's financial and investment policies including: establishing and exercising general supervision over the investment policies and programs of the Company; authorizing the issuance of debt and the establishment of financing arrangements (other than through the issuance of stock); exercising general supervision over disposition of Company subsidiaries or material assets; regularly reviewing the Company's dividend policy; and regularly reviewing the Company's and its major subsidiaries' policies and positions regarding interest rate risk, liquidity management, counterparty risk, derivative usage and foreign exchange risk.

     The Finance Committee currently consists of the following nine members: Sal
H. Alfiero, Chairperson, Sanford Cloud, Jr., Richard N. Cooper, Gordon J. Davis, Robert W. Fiondella, Jerry J. Jasinowski, John W. Johnstone, Jr., Marilyn E. LaMarche, and Dona D. Young. It met three times during 2001.

                    AUDIT COMMITTEE CHARTER, REPORT AND FEES

Audit Committee Charter

     The Audit Committee reports to the Board of Directors and is responsible for overseeing and monitoring the Company's financial accounting and reporting process, the system of internal controls established by management and the audit process of the Company. The Committee operates pursuant to an Audit Committee Charter (the "Charter") approved by the Board, a copy of which is attached to this proxy statement as Appendix A. The Charter sets out the responsibilities, authority and specific duties of the Audit Committee. The Charter specifies, among other things, the structure and membership requirements of the Committee, as well as the relationship of the Audit Committee to the independent auditors, the internal auditor and management of the Company.

Report of the Audit Committee

     The Audit Committee oversees the Company's financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. In fulfilling its oversight responsibilities, the Committee reviewed with management the audited financial statements in the annual report, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.

     The Committee has discussed with PricewaterhouseCoopers LLP ("PwC"), the Company's independent auditors, the matters required to be discussed by Statements on Auditing Standards 61 ("SAS 61") (Communications with Audit Committee). SAS 61, as amended, requires our independent auditors to provide the Company with additional information regarding the scope and results of their audit of the Company's financial statements, including with respect to: (i) their responsibility under generally accepted auditing standards; (ii) significant accounting policies, including a discussion of their quality, not just their acceptability; (iii) management judgments and estimates; (iv) any significant audit adjustments; (v) any disagreements with management; and (vi) any difficulties encountered in performing the audit.

     The Committee has received from PwC a letter providing the disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) with respect to any relationships between PwC and the Company that in their professional judgment may reasonably be thought to bear on independence. PwC has discussed its independence with the Committee, and has confirmed in such letter that, in its professional judgment, it is independent of the Company within the meaning of the federal securities laws. The Committee has considered whether provision of the non-audit services rendered by the Company's independent auditors during the Company's most recent fiscal year are compatible with maintaining the independence of such auditors and deemed that it was.

     The Committee discussed with the Company's internal and independent auditors the overall scope and plans for their respective audits. The Committee meets with the internal and independent auditors, with and without management present, to discuss the results of the auditors' examinations, their evaluations of the Company's internal controls and the overall quality of the Company's financial reporting.

     In reliance on the reviews and discussions referred to above, the Committee recommended to the Board (and the Board has approved) that the Company's audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2001 for filing with the Securities and Exchange Commission. The Committee has also recommended (and the Board has approved, subject to shareholder ratification) the selection of PwC to be the Company's independent auditors for the fiscal year 2002.

     As specified in the Charter, the Committee's role is one of oversight. The Committee recognizes that management is responsible for preparing the Company's financial statements and that the Company's independent auditors are responsible for auditing those financial statements. In giving our recommendation to the Board, the Committee has relied on (i) management's representation that such financial statements have been prepared with integrity and objectivity and in conformity with generally accepted accounting principles, and (ii) the report of the Company's independent auditors with respect to such financial statements.

                                                    THE AUDIT COMMITTEE

                                                    Robert F. Vizza, Chairperson
                                                    J. Carter Bacot
                                                    Peter C. Browning
                                                    Arthur P. Byrne
                                                    John E. Haire
                                                    Thomas S. Johnson
                                                    Robert G. Wilson

Audit Fees

     Fees for professional services for PwC's audit of the Company's 2001 annual financial statements and reviews of its quarterly financial statements were approximately $1.8 million.

Financial Information Systems Design and Implementation Fees

     Fees for professional services rendered by PwC during 2001 for information technology services related to financial information system design and implementation were approximately $0.8 million.

All Other Fees

     Other fees for professional services rendered by PwC during 2001 were approximately $2.2 million for audit-related services relating primarily to Phoenix Life's demutualization and the Company's initial public offering and approximately $0.5 million for non-audit related services.


             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers, and persons who own more than 10 percent of a registered class of the Company's equity securities, to file with the SEC and the New York Stock Exchange reports of ownership and changes in ownership of Common Stock of the Company. Officers, directors and greater than 10 percent shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

     To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required during its most recent fiscal year, all Section 16(a) filing requirements applicable to its officers and directors (the Company has no greater than 10 percent beneficial owners) were complied with, except as follows. Three initial reports of beneficial ownership on Form 3, while timely filed, were incorrect when filed but have since been corrected: the initial report of Mr. Wilson showed ownership of 60 shares, but should have shown ownership of none; the initial report of Mr. Browning failed to include the 29 shares owned by his adult son; and the initial report of Mr. William Moyer, an officer of PXP, showed ownership of 18 shares but should have shown ownership of none.



                       COMPENSATION OF EXECUTIVE OFFICERS

Summary Compensation Table

     The following table describes the components of the total compensation of the Chief Executive Officer and the Company's four other most highly compensated executive officers (together, the "Named Executive Officers") for services rendered to the Company and its subsidiaries during the last two completed fiscal years.

                                                                                Long-Term
                                              Annual Compensation              Compensation
                                              -------------------              ------------
                                                                                 LTIP(1)             All Other
Name and Principal Position            Year       Salary         Bonus           Payouts          Compensation(2)
---------------------------            ----       ------         -----           -------          ------------
Robert W. Fiondella                    2001       $900,000      $        0      $2,246,400           $1,086,665
   Chairman of the Board and Chief     2000        900,000       1,170,000       2,246,400               47,582
   Executive Officer

Dona D. Young                          2001        700,000               0       1,537,380               50,263
   President and Chief Operating       2000        650,000         715,000       1,439,100               35,553
   Officer (3)

Philip R. McLoughlin                   2001        600,000         550,000         552,825            4,556,053
   Chairman and Chief Executive        2000        600,000         901,300         552,825              104,749
   Officer, Phoenix Investment
   Partners, Ltd. ("PXP")

David W. Searfoss                      2001        450,000               0         705,510               18,775
   Executive Vice President and        2000        410,000         410,000         705,510               26,687
   Chief Financial Officer (4)

Simon Y. Tan                           2001        425,000         372,938         409,500               21,711
   Executive Vice President            2000        342,500         360,000         409,500                6,923
--------------------------

     (1)  Long-Term Incentive Compensation Plan.

     (2) Except in the case of certain one-time payments in respect to certain PXP stock grants and options, "All Other Compensation" consists primarily of employer contributions with respect to: (a) Phoenix Life's Savings and Investment Plan and the associated nonqualified excess benefit plans; and (b) in the case of Mr. McLoughlin, PXP's qualified and nonqualified profit sharing plans. Other elements of "All Other Compensation" include auto, health reimbursement, and financial and tax planning. "All other Compensation" paid in 2001 consisted of:



                                                                Mr.          Mrs.           Mr.          Mr.        Mr.
                 Item                                        Fiondella       Young      McLoughlin    Searfoss      Tan
                 Company Contributions to the Savings
                     and Investment Plan.................       $ 26,475     $20,850    $     17,850    $12,975    $11,592
                 Cash-out of PXP options(aa).............      1,028,917           0       3,514,825          0          0
                 Cash-out of PXP restricted stock(bb)....              0           0         991,187          0          0
                 Value of auto, health reimbursement,
                     and financial and tax planning......         31,273      29,413          32,191      5,800     10,119
                                                                  ------      ------          ------      -----     ------
                          Total All Other Compensation        $1,086,665     $50,263      $4,556,053    $18,775    $21,711
                                                              ==========     =======      ==========    =======    =======

     (aa) None of the Named Executive Officers holds any option to acquire any stock of the Company or any of its subsidiaries. Prior to 2001, each of Messrs. Fiondella and McLoughlin received PXP options as part of their remuneration for their services to PXP. In connection with the January 2001 merger transaction by which PXP became a wholly-owned subsidiary of Phoenix Life, all of each officer's PXP options (whether or not then exercisable) were cashed out for a per-share cash payment equal to the excess of $15.75 over the per-share exercise price under each such option. This resulted in the payments reflected for Messrs. Fiondella and McLoughlin.

     (bb) None of the Named Executive Officers holds any restricted stock grants respecting the shares of the Company or any of its subsidiaries. Prior to 2001, Mr. McLoughlin received restricted PXP stock grants as part of his remuneration for services to PXP. In connection with the January 2001 merger transaction by which PXP became a wholly-owned subsidiary of Phoenix Life, those stock grants that had not previously vested became vested and were cashed out for a per-share cash payment of $15.75. This resulted in the payment reflected for Mr. McLoughlin, which payment was grossed up to cover Mr. McLoughlin's resulting federal taxes.

     (3)  Mrs. Young was appointed as Chief Operating Officer in February 2001.

     (4) Mr. Searfoss served in this capacity through March 31, 2002. Since April 1, he has held the position of Executive Vice President, Financial Strategy. Effective April 1, Mr. Coleman D. Ross became the Company's Executive Vice President and Chief Financial Officer.

Long-Term Incentive Plan

               Long-Term Incentive Plan Awards in Fiscal Year 2001


                                       Performance or                     Estimated Future Payouts
                                        Other Period         -----------------------------------------------
                                      Until Maturation        Threshold          Target          Maximum
              Name                        or Payout            Payment          Payment          Payment
---------------------------------    --------------------    -------------    -------------    -------------
Robert W. Fiondella...........           2001 - 2003           $686,250         $1,372,500       $4,117,500
Dona D. Young.................           2001 - 2003            355,833            711,668        2,135,000
Philip R. McLoughlin..........           2001 - 2003            213,500            427,000        1,281,000
David W. Searfoss.............           2001 - 2003            137,250            274,500          823,500
Simon Y. Tan..................           2001 - 2003            129,625            259,250          777,750

Under the Company's Long Term Incentive Plan, the Compensation Committee of the Board of Directors approves awards to the Named Executive Officers and other designated officers of the Company and establishes three-year performance goals that support the long-term corporate strategy. At the end of the three-year performance cycle, awards are determined and paid based on actual results achieved.

Retirement Plan

     The following table shows the estimated annual pension benefits payable to a covered participant at normal retirement age, which is age 62 for participants with ten years of service or otherwise age 65, based on the final pay formula contained in the Company's pension plan, a qualified defined-benefit plan. The benefits also include any pension amounts provided instead under the Company's non-qualified pension plan due to benefit limitations imposed by the Internal Revenue Code or to the Company's exclusion of certain types of compensation from the qualified plan.

                               Pension Plan Table

     Final                                        Years of Plan Participation
    Average          ------------------------------------------------------------------------------------------
      Pay                10             15             20              25              30              35
-----------------    -----------    -----------    ------------    ------------    ------------    ------------
 $    450,000         $  90,000       $135,000       $180,000       $  225,000      $  247,500      $  270,000
      500,000           100,000        150,000        200,000          250,000         275,000         300,000
      750,000           150,000        225,000        300,000          375,000         412,500         450,000
    1,000,000           200,000        300,000        400,000          500,000         550,000         600,000
    1,250,000           250,000        375,000        500,000          625,000         687,500         750,000
    1,500,000           300,000        450,000        600,000          750,000         825,000         900,000
    1,750,000           350,000        525,000        700,000          875,000         962,500       1,050,000
    2,000,000           400,000        600,000        800,000        1,000,000       1,100,000       1,200,000

     The benefits shown in the above table are payable in the form of a straight life annuity and would be actuarially adjusted for optional benefit forms available under the pension plan. The annual retirement benefit under the qualified plan and the non-qualified plan is generally equal to the sum of (1) an executive's "final average earnings" multiplied by years of credited service up to 25 years times 2 percent and (2) an executive's "final average earnings" multiplied by years of credited service in excess of 25 years but up to 35 years times 1 percent. Benefits payable under the pension plan are subject to being offset for Social Security benefits. "Final average earnings" taken into account under the pension plan is the average annual salary (as reflected in the "salary" column of the Summary Compensation Table) paid to a participant during the consecutive 36 month period prior to an employee's retirement. "Final average earnings" also takes into account the average of the highest three of the last five years' bonuses, as reflected in the Summary Compensation Table.

     At December 31, 2001 (assuming retirement as of such date), the estimated "final average earnings" under the qualified plan and the non-qualified plan is $1,764,133 for Robert W. Fiondella, $1,081,668 for Dona D. Young, $1,414,316 for Philip R. McLoughlin, $693,120 for David W. Searfoss and $562,500 for Mr. Simon
Y. Tan. The estimated years of credited service under the qualified plan and the non-qualified plan as of such date is 32.75 years for Mr. Fiondella, 21 years for Mrs. Young, 30.5 years for Mr. McLoughlin, 14 years for Mr. Searfoss and
19.75 years for Mr. Tan. Those among Messrs. McLoughlin, Searfoss or Tan who continue until at least January 1, 2004 to be employed by the Company or any of its subsidiaries will have five additional years added to their age and credited years of service on their respective dates of retirement for purposes of determining their benefits under the retirement plans maintained by the Company. Executive Vice Presidents had been excluded from the Company's Early Retirement Program offered in 2001 to other employees, under which five additional years had similarly been added to age and credited years of service for purposes of determining benefits.

Employment-Related Agreements

     The Company has entered into certain agreements with the Named Executive Officers and a small number of both Phoenix Life's and PXP's other key executives that will, in certain circumstances, provide separation benefits upon the termination of an executive's employment by the Company for reasons other than death, disability, cause or retirement, or by the executive for "good reason", as defined in the agreements. For most of the Company's executives, these agreements provide this protection only if the termination occurs following (or is effectively connected with) the occurrence of a change of control, as defined in the agreements. For Mr. Fiondella, Mrs. Young, each of the other Named Executive Officers and certain other executive officers, this severance protection is currently in effect. This protection will remain in effect for Mr. Fiondella until at least June 30, 2005, for Mrs. Young until June 30, 2005, and for each other Named Executive Officer until at least January 2, 2004.

     Except as noted below, the principal operative provisions of these agreements are intended to preserve for the covered executives the same duties, responsibilities and compensation opportunities as were in effect prior to a change of control for a period of one to three years (depending on each executive's grade) following such an event. However, in the case of each of the Named Executive Officers and certain other executive officers, the benefits of these agreements are available in the event of a termination of his or her employment by the Company without cause, or by the executive for good reason, regardless of whether a change of control has occurred. When operative, these agreements establish certain minimum levels with respect to the covered executive's base salary and incentive compensation opportunities and also generally assure the covered executive that he or she will not incur a significant change in the other terms and conditions of his or her employment.

     The severance benefits payable under these agreements include a lump sum payment equal to one to three times (depending on the executive's pay grade) the sum of (1) the executive's base salary; (2) the highest of the last three years' short-term incentive plan payments to the executive; plus (3) in the case of the Named Executive Officers and certain other executive officers, the highest of the last three award payments made to the executive under the Company's LTIP. Each affected executive would also be entitled to receive an additional lump sum payment equal to the sum of (a) the full value of any long-term cash cycles then in effect under the LTIP and (b) the present value of (i) the additional benefit that would have accrued and (ii) any employer matching contributions that would have been made under the qualified and non-qualified defined benefit and defined contribution plans in which the executive participates had he or she continued to work for one to three additional years (depending on the executive's pay grade). Each executive will also receive continuation of coverage under employer provided health and life insurance plans for a period up to three years (depending on the executive's pay grade) after termination of employment and will vest in and, if applicable, receive payment of, certain other benefits including stock options and non-qualified pension plans. An executive will also be entitled to a "gross-up" payment from the Company to cover any excise tax liability the executive may incur as a result of payments or benefits contingent on a change of control and any income tax liability the executive may incur as a result of the "gross-up" payment.


                            COMPENSATION OF DIRECTORS

     Directors who are employees of the Company or any of its subsidiaries do not receive any compensation for serving on its Board of Directors or the Board of Directors of Phoenix Life. Outside directors (i.e., those not employed by the Company or any of its subsidiaries) receive an annual retainer of $35,000 for serving on those Boards of Directors. Each Chairperson of a Board Committee receives an additional $10,000 annual retainer. Outside directors are paid attendance fees of $4,000 for each Board meeting they attend and an additional $1,500 for each Board Committee meeting they attend on a day when the full Board is not in session. For purposes of these fees, each meeting of the Company's Board of Directors and the Board of Directors of Phoenix Life is treated as one meeting, as are meetings of their comparable committees. Directors may defer receipt of the payment of all or a portion of their retainer and attendance fees.

     Phoenix Life provides $100,000 of whole life insurance to each Director. The cost to the Company of providing this insurance is nominal. All Directors may also participate in a matching charitable gift program to qualified educational institutions, subject to an annual maximum match of $2,000.

     Under New York Insurance Law, directors of the Company are prohibited until June 25, 2006, the fifth anniversary of Phoenix Life's demutualization, from acquiring shares of Common Stock except: (a) acquisitions on or after June 25, 2003 from a registered broker or dealer at then quoted prices; (b) as consideration to eligible policyholders pursuant to Phoenix Life's plan of reorganization; or (c) pursuant to a stock option plan approved by the Superintendent of Insurance for the State of New York. While the Company has such a stock option plan, due to limitations imposed in connection with Phoenix Life's recent demutualization, no options were granted under this plan in 2001. Effective on June 25, 2002, the anniversary of the Company's IPO, however, the Board of Directors has granted options to each outside director to acquire 13,700 shares of Common Stock, which options are exercisable on or after June 25, 2003 at the shares' fair market value (as defined in the plan) on June 25, 2002. In addition, the Board of Directors may require outside directors to receive up to one-half of their fees in shares instead of cash and outside directors may elect to receive any portion of such fees in shares instead of cash.

                          COMPENSATION COMMITTEE REPORT

     The Compensation Committee consists of each of the directors signing this report, none of whom is a current or former employee of the Company or any of its affiliates. This report discusses the executive compensation program in effect with respect to the compensation paid to the Company's executive officers, including the Named Executive Officers, with respect to calendar year 2001. The compensation determinations described below were ratified by the Board of Directors.

     The information contained in this report shall not be deemed to be "soliciting material" or to be "filed" with the Securities and Exchange Commission nor shall such information be incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates it by reference into such filing.

Executive Compensation

     The Company's executive compensation program is designed to: attract, motivate and retain executive officers who can make a significant contribution to the Company's annual and long-term success; align the interest of the executive officers with those of stockholders; and place a significant proportion of the executive officers' total compensation at risk by aligning it with the Company's financial and Common Stock performance.

     Executive compensation is composed of three components: base salary; annual incentive awards (bonuses); and annual long-term incentive awards. The target awards for each component of compensation are based on comparative data for the insurance industry and a select peer group of companies which compete in markets served by the Company and by other comparative data obtained from nationally-recognized compensation consulting firms.

Base Salary

     The base salary is targeted at the median of the competitive marketplace. The base salary target for an executive position is determined through annual formal assessment conducted by the Company's human resource personnel with the help of one or more independent consultants. The assessment considers the position's degree of complexity and level of responsibility, its importance to the Company in relation to other executive positions, and the competitiveness of an executive's total compensation.

     Subject to the Compensation Committee's approval, the level of each executive officer's base pay is determined based on relevant comparative data and on the assessment of the executive's performance, experience, demonstrated leadership, job knowledge and management skill.

Annual Incentives

     All regular full-time and part-time employees are eligible to participate in an annual incentive plan. The Compensation Committee reserves the right to make adjustments to the plan as it deems appropriate in its sole discretion. Individual awards for executive officers must be reviewed and approved by the committee before being paid. Awards are paid in the first quarter of the year following the plan year.

     As part of the annual business planning process, Company goals, performance objectives and target measures are established at the beginning of each plan year. For 2001, Company objectives emphasized return on equity and revenue growth. Plan objectives and measures relate to the Company overall for each Named Executive Officer other than Mr. McLoughlin, whose objectives and measures are based primarily on PXP's performance and are denominated in terms of operating profit.

Long-Term Incentive Compensation

     Long-term incentives for the Company's executive officers and other key employees are provided pursuant to the Company's Long-Term Incentive Plan (the "LTIP") and The Phoenix Companies, Inc. Stock Incentive Plan (the "Stock Incentive Plan").

     Beginning in 2000, the LTIP has operated during successive three-year periods, or performance cycles, with the last performance cycle having commenced on January 1, 2002. As part of the annual compensation review process, targeted award opportunities for each executive level are reviewed and approved by the Compensation Committee. At the beginning of each performance cycle, corporate performance objectives are established which may include specific earnings and growth objectives for the performance period. Results for performance objectives for the period are measured and the results, which are expressed as a percentage, may range from 0 percent to 300 percent. The corporate performance result is applied to the executive's targeted award opportunity during a given performance period. The executive's targeted award opportunity is based on a percentage of salary with the range of target awards for executive officers being 20 percent to 150 percent. Actual payouts are determined by multiplying the average of the executive's annualized salary on each February 1 of the performance cycle by both (a) the executive's target award opportunity, and (b) the corporate performance percentage results.

     In 2001, to further align the interests of the executives and other key employees and groups with those of stockholders, the Compensation Committee of the Board adopted the Stock Incentive Plan. The Stock Incentive Plan provides that the Compensation Committee may from time to time grant incentive stock options and non-statutory stock options for the purchase of Common Stock to officers (including officers who are also directors), employees and insurance agents of the Company and its subsidiaries.

     The Compensation Committee determines the individuals to whom awards are granted, the type, amount, terms, conditions and provisions of such awards and the restrictions related thereto. In making such awards, the Committee considers individual recommendations made by the Company's executive officers, the responsibilities, performance and anticipated future contribution to the Company with respect to such individual. However, the Committee may, in its discretion, delegate its authority and power under the Stock Incentive Plan to the Company's Chief Executive Officer with respect to individuals who are below the rank of Senior Vice President. Such delegation of authority is limited to 1.5 percent of the total number of shares authorized for issuance under the Stock Incentive Plan, and no individual may receive more than 5 percent of the shares subject to the Chief Executive Officer's total authorization in any 12-month period.

     The maximum number of shares issuable under the Stock Incentive Plan with respect to officers, employees and insurance agents of the Company or its subsidiaries is the aggregate of 5 percent of the shares outstanding on June 26, 2001 reduced by the shares issuable pursuant to options granted under The Phoenix Companies, Inc. Directors Stock Plan and, with respect to officers and employees of PXP (other than those officers, employees or insurance agents of the Company) 1 percent of such shares outstanding.

CEO Compensation

     Utilizing input from the Company's independent compensation consultants, the Compensation Committee considers the Company's financial performance, industry-wide and peer group compensation data, and the Company's positioning for future performance, as well as Mr. Fiondella's experience, knowledge, and his leadership, decision-making and communications skills. No specific weighting is assigned to each factor, but the Committee gives greater weight to current and anticipated future financial performances. The Committee's decision regarding Mr. Fiondella's compensation is reported to the full Board at its next regularly scheduled meeting.

     In February 2001, the Compensation Committee elected to maintain Mr. Fiondella's base salary at $900,000 and authorized a cash bonus payment in the amount of $1,170,000 under the terms of the Mutual Incentive Plan.

     In deciding upon Mr. Fiondella's compensation package for 2001, the Compensation Committee considered the accomplishments of Mr. Fiondella as Chairman and Chief Executive Officer during the prior twelve months. These accomplishments included an increase in total revenue of 8 percent and an increase in total segment after-tax operating income of 41 percent. The Committee feels that under Mr. Fiondella's direction the Company completed a successful year. The Committee also took into account the other significant steps taken by Mr. Fiondella to position the Company for the future, including preparing for its change from a mutual to a stock company and strengthening the Company's focus to provide wealth management solutions for the high-net-worth market while achieving strong sales.

Deductibility of Compensation

     Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for compensation over $1 million paid to the Company's Chief Executive Officer or any of the four other most highly compensated executive officers, unless the compensation is "performance-based". Qualifying performance-based compensation will not be subject to the deduction limit if certain requirements are met. A transition rule applies for newly public companies that exempts from the $1,000,000 limit compensation paid under plans in effect prior to the public offering and disclosed in the prospectus adequately to comply with securities laws. The Compensation Committee believes that the compensation plans for the senior executives are covered by this exemption.

     In the future, the Committee intends to structure any compensation for executive officers so that it qualifies for deductibility under Section 162(m) to the extent feasible. However, to maintain a competitive position within the Company's peer group of companies, the Committee retains the authority to authorize payments including salary and bonus that may not be deductible.

                                             THE COMPENSATION COMMITTEE

                                             John W. Johnstone, Jr., Chairperson
                                             Sal H. Alfiero
                                             J. Carter Bacot
                                             Peter C. Browning
                                             Arthur P. Byrne
                                             John E. Haire
                                             Jerry J. Jasinowski

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Mr. Davis, a director, is a partner at the law firm of LeBoeuf, Lamb, Greene and MacRae, L.L.P., which has in the past provided and is currently providing legal advice and services to the Company or its subsidiaries.

     State Farm currently owns of record more than 5 percent of the outstanding Common Stock. In 2001, the Company's subsidiaries paid approximately $167,000, as compensation for the sale of their insurance and annuity products, to entities which were either subsidiaries of State Farm or owned by State Farm employees. The balance earned in 2001, approximately $154,000, was paid in 2002.


                                PERFORMANCE GRAPH

     The following graph compares the cumulative total return on the Common Stock with the cumulative total returns of the Standard & Poor's 500 Stock Index and of the common stock of a peer group selected by the Company ("Peer Group Index") for the period June 25, 2001 through December 31, 2001. Within the Peer Group Index, however, the relevant investment dates for Principal Financial Group, Inc. and Prudential Financial, Inc., are November 22, 2001 and December 12, 2001, respectively, the dates of their respective IPOs.

                             Cumulative Total Return
                                [GRAPIC OMITTED]
                    [THE FOLLOWING TABLE IS WHAT WAS REPRESENTED AS A GRAPH IN THE PRINTED MATERIAL]

                                                                                    6/25/01          12/31/01
                                                                                  -------------    -------------
                                       The Phoenix Companies, Inc.                        $100          $103.64
                                       Standard & Poor's 500 Stock Index                  $100          $ 94.90
                                       Peer Group Index                                   $100          $100.99

     Except as noted above, all indices assume $100 was invested on June 25, 2001 in the Common Stock, the Standard & Poor's 500 Stock Index and the common stock of the Peer Group Index members, with dividends being reinvested. Peer Group Index members are AmerUs Group Co., Franklin Resources, Inc., Jefferson-Pilot Corporation, John Hancock Financial Services, Inc., Lincoln National Corporation, MetLife, Inc., Nationwide Financial Services, Inc., Neuberger Berman Inc., Principal Financial Group, Inc., Prudential Financial, Inc., Stilwell Financial Inc., T. Rowe Price Group, Inc., The MONY Group Inc., and Waddell & Reed Financial, Inc.. The Peer Group Index is capitalization-weighted.

     The foregoing table shall not be deemed to be "soliciting material" or to be "filed" with the Securities and Exchange Commission nor shall such table be incorporated by reference into any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates it by reference into such filing.


                                   PROPOSAL 2

           RATIFICATION OF THE APPOINTMENT OF INDEPENDENT ACCOUNTANTS

     On December 17, 2001, the Board of Directors, on the recommendation of the Audit Committee and subject to ratification by the shareholders, appointed PricewaterhouseCoopers LLP ("PwC") independent accountants to audit and report on the consolidated financial statements of the Company for 2002. PwC has audited and reported on the consolidated statements of the Company for 2001.

The Board of Directors recommends that shareholders vote FOR this proposal.

     The Company has been advised that representatives of PwC will be present at the Annual Meeting. They will be afforded the opportunity to make a statement, should they desire to do so, and to respond to appropriate questions.


                                  OTHER MATTERS

         The Company is not aware of any matters, other than those referred to herein, which will be presented at the meeting. If any other appropriate business should properly be presented at the meeting, the proxies named in the accompanying form of proxy will vote the proxies in accordance with their best judgment in the interests of the Company.

                              SHAREHOLDER PROPOSALS

     In order for nominations of persons for election to the Board and stockholder proposals for the 2003 annual meeting of stockholder to be eligible for inclusion in the Company's proxy statement, they must be received by the Company at its principal executive offices in Hartford, Connecticut no later than February 14, 2003 (subject to exceptions if the 2003 Annual Meeting of Shareholders is advanced by more than 30 days or delayed by more than 70) and no earlier than January 15, 2003. In addition, all proposals for inclusion in the proxy statement must comply with all of the requirements of SEC Rule 14a-8 under the Securities Exchange Act of 1934. Your proposals should be addressed to:
Secretary, The Phoenix Companies, Inc., One American Row, Hartford Connecticut 06115. All proposals must comply with certain requirements set forth in the Company's by-laws, a copy of which may be obtained from the Secretary of the Company.

             ELECTRONIC DELIVERY OF FUTURE ANNUAL MEETING MATERIALS

     The Company is offering its shareholders the opportunity to consent to receive future proxy materials and annual reports electronically. Electronic delivery could save the Company a significant portion of the costs associated with printing and mailing its annual meeting materials, and the Company hopes that shareholders find this service convenient and useful. By providing the appropriate information when you vote by proxy via the Internet, you can consent to receive future proxy materials and/or annual reports electronically. If you consent and the Company elects to deliver future proxy materials and/or annual reports to you electronically, then the Company will send you a notice by electronic mail explaining how to access these materials but will not send you paper copies of these materials unless you request them. The Company may also choose to send one or more items to you in paper form despite your consent to receive them electronically. Your consent will be effective until you revoke it by terminating your registration at the Web site www.econsent.com/pnx. If you consent to electronic delivery, you will be responsible for your usual Internet charges (e.g. online fees) in connection with the electronic delivery of the proxy materials and annual report.

                            HOUSEHOLDING OF MATERIALS

     Pursuant to a notice sent by the Company to its eligible shareholders, the Company sent only one copy of this proxy statement and the annual report to those households in which multiple shareholders shared the same address unless the Company received instructions from a shareholder in such a household requesting separate copies of these materials. If you are a shareholder who shares the same address as other shareholders of the Company and would like to receive a separate copy of this proxy statement, the annual report or future proxy statements, information statements and annual reports, please contact Phoenix Shareholder Services by calling (800) 490-4258, writing to Phoenix Shareholder Services, P.O. Box 2578, Jersey City, N.J. 07303-2578, or e-mailing to Phoenix@equiserve.com. If you share the same address as multiple shareholders and would like the Company to send only one copy of future proxy statements, information statements and annual reports, please contact Phoenix Shareholder Services at the above phone number, post-office address or e-mail address.

                                                                      APPENDIX A


                           THE PHOENIX COMPANIES, INC.
                             AUDIT COMMITTEE CHARTER


The Bylaws of The Phoenix Companies, Inc. (the "Company") provide for an Audit Committee (the "Committee") of the Board of Directors (the "Board"). This charter sets forth the purpose, composition and responsibilities of, and the processes to be followed by, the Committee. At least annually, the Committee shall review the adequacy of this charter and seek its re-approval by the Board.


A.   PURPOSE

     The primary purpose of the Committee is to assist the Board in fulfilling its oversight responsibilities, by reviewing the quality and integrity of:

     o the Company's financial statements and financial reporting process;

     o the Company's systems of internal accounting and financial controls;

     o the annual independent audit of the consolidated financial statements of the Company and its subsidiaries;

     o the Company's internal auditing and accounting processes; and

     o the Company's legal compliance and ethics programs as established by management and the Board.

     In conducting such review, the Committee shall be empowered to investigate any matter brought to its attention, with full access to all books, records, facilities and personnel of the Company, and to retain outside counsel or other experts for this purpose. The Committee shall seek to maintain free and open communication among the Committee, the Board, the Company's independent auditors (the "Independent Auditors"), the Company's internal audit personnel and management.


B.   COMPOSITION

     The Committee shall consist of at least three members of the Board. All members of the Committee shall be independent of the Company, its subsidiaries, and their management and none shall be current or former officers or employees of the Company or any of its subsidiaries. The Committee's composition shall satisfy the Audit Committee rules of the New York Stock Exchange; accordingly, each member of the Committee shall be a director:

     o who has no relationship that, in the opinion of the Board, may interfere with the exercise of his or her independent judgment as a member of the Committee or with his or her independence from management and the Company; and

     o who is financially literate (as such qualification may be interpreted by the Board) or who shall become financially literate within a reasonable period of time after appointment to the Committee.

     In addition, at least one member of the Committee shall have accounting or related financial management expertise (as such qualification may be interpreted by the Board).


C.   RESPONSIBILITIES AND PROCESSES

     The Committee's role is one of oversight. The Committee recognizes that management is responsible for preparing the Company's financial statements and that the Independent Auditors are responsible for auditing those financial statements. Consequently, in carrying out its responsibilities and duties, the Committee shall not be providing any expert or special assurances as to the Company's financial statements or any professional certification as to the work of the Independent Auditors.

     The following shall be the recurring processes of the Committee in carrying out its purpose. The Committee may supplement or diverge from these processes or perform any other activities consistent with this charter, the Company's Bylaws and applicable law, in any such case as the Committee or the Board may deem necessary or appropriate. The Committee shall meet four times per year, or more frequently as circumstances require. The Committee shall report to the Board regularly on its deliberations and actions, and may ask members of management or others to attend any meeting of the Committee and to provide such information as the Committee may deem pertinent.

     The Committee shall have responsibility with respect to:

     1.  The Company's financial statements and financial reporting process

         o Review and discuss with management and the Independent Auditors the Company's annual audited financial statements, including reviewing and discussing significant issues regarding accounting, auditing and financial reporting principles and practices, and the adequacy and effectiveness of the Company's internal accounting and financial controls;

         o Review and discuss with management and the Independent Auditors any analysis or report prepared by management, internal audit staff or the Independent Auditors relating to significant financial reporting issues, including the quality and appropriateness of the Company's accounting principles as applied and significant judgments affecting the Company's financial reporting;

         o In consultation with the Independent Auditors and internal audit staff, review the integrity and quality of the Company's financial reporting processes, both internal and external;

         o Establish and carry out procedures for the review and discussion of interim financial statements with management and the Independent Auditors prior to the filing of the quarterly financial statements to be included in the Company's quarterly reports filed with the Securities and Exchange Commission;

         o Submit any report required of the Audit Committee by the rules of the Securities and Exchange Commission to be included in the Company's annual proxy statement;

         o Review information included in the Company's annual proxy or other required filings with the Securities and Exchange Commission as it relates to accounting, auditing and financial reporting matters or the Company's relationship with the Independent Auditor;


     2.  The Company's systems of internal accounting and financial controls

         o Meet periodically with management to review the Company's major financial risk exposures and the steps management has taken to monitor and control such exposures;

         o Review major changes to the Company's financial reporting, auditing and accounting principles and practices as suggested by the Independent Auditors, internal audit staff or management;

         o Meet at least annually with the chief financial officer, the senior internal auditing executive and the Independent Auditors in separate executive sessions to discuss any matters regarding the quality and adequacy of the Company's internal accounting and financial controls that the Committee, management or the Independent Auditors believe should be discussed confidentially;




     3. The annual independent audit of the consolidated financial statements of the Company and its subsidiaries

         o Annually evaluate, select and recommend to the Board the appointment of the Independent Auditor (this appointment is subject to the approval of the shareholders);

         o Inform the Independent Auditors that they are ultimately accountable to the Board and the Committee, as representatives of the Company's shareholders;

         o Meet with the Independent Auditors prior to the annual audit to review the scope, planning and timing thereof;

         o    Approve the audit fees to be paid to the Independent Auditors;

         o Review and approve the fee charges and the scope and extent of any non-audit services performed by the Independent Auditor;

         o Require and review formal annual written statements from the Independent Auditors regarding such firm's independence, including written disclosure describing all relationships between the Independent Auditors and the Company and its affiliates consistent with Independence Standards Board Standard No. 1, as it may be modified or supplemented; actively engage the Independent Auditors in a dialogue with respect to any such disclosed relationships and their impact on the objectivity and independence of the Independent Auditors; and, if so determined by the Committee, recommend that the Board take appropriate action in response to the Independent Auditors' formal annual written statement to satisfy itself of the independence of the Independent Auditors;

         o Review and discuss with the Independent Auditors any reports required to be provided to the Committee under generally accepted auditing standards;

         o Periodically review and discuss with the Independent Auditors, out of the presence of management: the Company's internal controls; the independent Auditors' recommendations, if any, for improvements in the Company's internal controls and the implementation of such recommendations; the completeness and accuracy of the Company's financial statements; and certain other matters required to be discussed by Statement of Auditing Standards No. 61 and any applicable Statement of Audit Standards pertaining to communications with the Audit Committee;

         o Review and discuss with the Independent Auditors the Company's compliance with Financial Accounting Standards Board pronouncements and Securities and Exchange Commission requirements;

         o Review with the Independent Auditors any management letter provided by the Independent Auditors and the Company's response thereto;

     4.  The Company's internal auditing and accounting processes

         o Review and approve the Internal Audit Charter for the Company's internal audit department;

         o Review with the Company's senior internal audit executive the scope and results of the Company's internal audit activity and periodic summaries of significant audit findings, and receive from the Company's senior internal audit executive status updates relative to the annual audit plan;

         o Discuss annually with the Company's senior internal audit executive the annual audit plan, internal audit costs, adequacy of staffing and coordination with the Independent Auditors;

         o Review the appointment and performance of the Company's senior internal audit executive;

     5. The Company's legal compliance and ethics programs as established by management and the Board

         o Review the Company's policies and procedures regarding compliance with applicable laws and regulations and the Company's Code of Conduct, including policies and procedures relating to conflicts of interest and make such recommendations to the Board of Directors as the Committee deems appropriate;

         o Receive reports from management, the Company's senior compliance officer, the Company's senior internal audit executive and the Independent Auditors concerning compliance by the Company's subsidiaries with applicable laws and regulations and the Company's Code of Conduct;

         o Review and discuss with the Company's officers responsible for compliance the Company's Code of Conduct, other compliance policies and material reports or inquiries received from regulators or governmental agencies; and

         o Review with the Company's general counsel such legal and regulatory matters as may have a material impact on the Company's financial statements.

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



Toll-Free Information Line:

If you would like to talk to a customer service representative, please call Phoenix Shareholder Services toll-free for shareholders in the United States, Puerto Rico, Canada and the Virgin Islands at 1-800-490-4258, Monday through Friday, 9:00 a.m. through 5:00 p.m., Eastern Standard Time.

Written Correspondence:

Mail to:

Phoenix Shareholder Services
P.O. Box 2578
Jersey City, NJ  07303-2578

E-mail: phoenix@equiserve.com

Web site: www.phoenixwm.com





























                           The Phoenix Companies, Inc.
                         One American Row, P.O. Box 5056
                     Hartford, Connecticut 06102-5056 U.S.A.